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                                  EXHIBIT 99.1

WINTON FINANCIAL
  CORPORATION



FOR IMMEDIATE RELEASE


APRIL 16, 2004

                      WINTON FINANCIAL CORPORATION'S BOARD
                       AUTHORIZES STOCK REPURCHASE PROGRAM


CINCINNATI, OHIO--Winton Financial Corporation ("WFC"), the holding company for The Winton Savings and Loan Co. ("Winton"), announced today that the Board of Directors of WFC has authorized a repurchase program in which up to 5%, or approximately 230,000 shares, of its outstanding common stock may periodically be repurchased through the open market or privately negotiated transactions during the next twelve months. To date, WFC has repurchased 117,630 shares under previously announced buy-back plans.

The decisions whether to purchase shares, the number of shares to be purchased, and the price to be paid will depend upon prevailing market prices, the availability of shares, and any other considerations that may, in the opinion of the Board of Directors or management, affect the advisability of purchasing WFC shares. Repurchases will be funded by current working capital, dividends periodically paid by Winton to WFC, and/or by WFC borrowings. The repurchased shares will become treasury stock.

WFC has 4,600,938 shares outstanding. WFC's shares are traded on the American Stock Exchange under the symbol "WFI."


FOR INFORMATION, CONTACT:
Robert L. Bollin
President/Chief Executive Officer
         or
Gregory P. Niesen, CPA
Treasurer/Secretary-Investor Relations Officer
Winton Financial Corporation
5511 Cheviot Road
Cincinnati, Ohio  45247
513-385-3880